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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form S-1, of our report dated March 22, 2017, relating to the balance sheet of Silver Run Acquisition Corporation II as of December 31, 2016, and the related statements of operations, changes in stockholder's equity and cash flows for the period from November 16, 2016 (date of inception) to December 31, 2016, and to the reference to our Firm under the caption "Experts" in the Prospectus.

/s/ WithumSmith+Brown, PC
New York, New York
March 22, 2017

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  Exhibit 23.1